EX-99.77D Policies with respect to security investments

Effective June 29, 2009, the International Growth Equity Fund (formerly International 130/30 Equity Fund) no longer holds approximately 130 percent of its net assets in long positions and 30 percent in short positions. Instead, the Fund only holds long positions consistent with its existing registration statement disclosures. The Funds Rule 485(a) filing dated (SEC Accession No. 0001193125-09-137591) is incorporated herein by reference.